Exhibit 3.1

Delaware The First StatePage 1I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “KL ACQUISITION CORP”, FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF DECEMBER, A.D. 2022, AT 9:39 O`CLOCK A.M.3534284 8100 Authentication: 205117076 SR# 20224290461 Date: 12-16-22 You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
KL ACQUISITION CORP

KL ACQUISITION CORP, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is “KL Acquisition Corp”. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 26, 2020. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 7, 2021 (the “Amended and Restated Certificate”).

2.	This Amendment to the Amended and Restated Certificate of Incorporation (this “Amendment”) has been duly adopted by the Board of Directors of the Corporation and approved by the Corporation’s stockholders in accordance with the provisions of the Amended and Restated Certificate and Section 242 of the General Corporation Law of the State of Delaware. The approval of the Amendment is intended to constitute the adoption of a plan of complete liquidation of the Corporation for U.S. federal income tax purposes.

3.	This Amendment further amends the provisions of the Amended and Restated Certificate.

4.	The Amended and Restated Certificate is hereby amended by deleting Paragraph TWENTY FOURTH (b) in its entirety and inserting the following in lieu thereof:

(b)   Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission (the “SEC”) on September 14, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay the Corporation’s taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate as described in Paragraph THIRTIETH, or (iii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by December 30, 2022 (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date, the next date upon which the Office of the Delaware Division of Corporations shall be open (the “Deadline Date”), subject to applicable law. Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holder is KL Sponsor LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

IN WITNESS WHEREOF, KL Acquisition Corp has caused this Certificate of Amendment to be duly executed in its name and on its behalf by an authorized officer as of this 16th day of December, 2022.

KL ACQUISITION CORP

By:	/s/ Doug Logigian
Name:	Doug Logigian
Title:	Chief Executive Officer and Chairman of the Board